EXHIBIT 23.2

CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 33-93580, 333-34460, 333-57176, 333-76750, and 333-87934 of Martek Biosciences Corporation on Forms S-3 and Registration Statement Nos. 33-79222, 333-27671, 333-46949, 333-84317, 333-52298, 333-74092, 333-85856 and 333-87016 of Martek Biosciences Corporation on Forms S-8 of our report dated March 26, 2002, (April 25, 2002 as to the fourth paragraph of Note 8) on the consolidated financial statements of OmegaTech, Inc. and Subsidiary as of December 31, 2001 and 2000 and for the years then ended appearing in this Current Report on Form 8-K/A of Martek Biosciences Corporation.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Denver, Colorado
July 5, 2002